                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                              eAUTOCLAIMS.COM, INC.
                              ---------------------
                                (Name of Issuer)


                          COMMON STOCK, $.001 PAR VALUE
                          -----------------------------
                         (Title of Class of Securities)


                                     278578
                                     ------
                                 (CUSIP Number)


                                  MAY 31, 2000
                                  ------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

             Rule 13d-1(b)

         |X| Rule 13d-1(c)

         [ ] Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 278578                          13G                 Page 2 of 13 Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

      CALP II Limited Partnership

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (a) [ ]

                                                                         (b) [X]
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Bermuda

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF                  596,676 shares

           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY
                                     0 shares
          OWNED BY
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING                  596,676 shares

           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH
                                     0 shares

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,075,667 shares

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [X]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.3%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      OO

--------------------------------------------------------------------------------

CUSIP No. 278578                          13G                 Page 3 of 13 Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

      Fetu Holdings, Ltd.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]

                                                                         (b) [X]
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Canada

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF                  322,741 shares

           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY
                                     0 shares
          OWNED BY
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING                  322,741 shares

           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH
                                     0 shares

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,075,667 shares

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [X]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.3%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      CO

--------------------------------------------------------------------------------

CUSIP No. 278578                          13G                 Page 4 of 13 Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

      TK Holdings, Ltd.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]

                                                                         (b) [X]
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Ontario, Canada

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF                  43,750 shares

           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY
                                     0 shares
          OWNED BY
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING                  43,750 shares

           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH
                                     0 shares

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,075,667 shares

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [X]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.3%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      CO

--------------------------------------------------------------------------------

CUSIP No. 278578                          13G                 Page 5 of 13 Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

      VC Advantage Limited Partnership

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]

                                                                         (b) [X]
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Canada

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF                  62,500 shares

           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY
                                     0 shares
          OWNED BY
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING                  62,500 shares

           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH
                                     0 shares

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,075,667 shares

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [X]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.3%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      OO

--------------------------------------------------------------------------------

CUSIP No. 278578                          13G                 Page 6 of 13 Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

      VMH International Ltd.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]

                                                                         (b) [X]
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Bahamas

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF                  25,000 shares

           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY
                                     596,676 shares
          OWNED BY
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING                  25,676 shares

           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH
                                     596,676 shares

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,075,667 shares

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [X]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.3%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      CO

--------------------------------------------------------------------------------

CUSIP No. 278578                          13G                 Page 7 of 13 Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

      Gregg Badger

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]

                                                                         (b) [X]
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Canada

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF                  25,000 shares

           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY
                                     0 shares
          OWNED BY
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING                  25,000 shares

           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH
                                     0 shares

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,075,667 shares

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [X]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.3%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      IN

--------------------------------------------------------------------------------

Item 1(a)         NAME OF ISSUER:

                  eAutoclaims.com, Inc.

Item 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  2708 Alt. 19 N., Suite 604
                  Palm Harbor, Florida 34683

Item 2(a)         NAMES OF PERSONS FILING:

                  CALP II Limited Partnership
                  Fetu Holdings Ltd.
                  TK Holding Ltd.
                  VC Advantage Limited Partnership
                  VMH Investment Management, Inc.
                  Gregg Badger

                  This Schedule 13G is jointly filed on behalf of the above-named persons.

Item 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  CALP II Limited Partnership
                  c/o Form Fund Services
                  Washington Mall, 3rd Floor
                  Hamilton HM11, Bermuda

                  Fetu Holdings Ltd.
                  365 Bay Street, Tenth Floor
                  Toronto, Ontario M5H 2V2
                  Canada

                  TK Holdings Ltd.
                  365 Bay Street, Tenth Floor
                  Toronto, Ontario M5H 2V2
                  Canada

                  VC Advantage Limited Partnership
                  365 Bay Street, Tenth Floor
                  Toronto, Ontario M5H 2V2
                  Canada

                  VMH International Ltd.
                  c/o Ansbacher (Bahamas) Limited
                  Post Office Box N-7768
                  Ansbacher House, Bank Lane
                  Nassau, Bahamas

                  Gregg Badger
                  365 Bay Street, Tenth Floor
                  Toronto, Ontario M5H 2V2
                  Canada

Item 2(c)         CITIZENSHIP:

                  CALP II Limited Partnership:         Bermuda
                  Fetu Holdings Ltd.:                  Canada
                  TK Holdings Ltd.:                    Canada
                  VC Advantage Limited Partnership:    Canada
                  VMH International Ltd.:              Bahamas
                  Gregg Badger                         Canada

Item 2(d)         TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.001 par value (the "Common Stock")

Item 2(e)         CUSIP NUMBER:

                  278578

Item 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.

Item 4            OWNERSHIP:

                  CALP II Limited Partnership:
                  (a)      Amount Beneficially Owned: 1,075,667 shares
                  (b)      Percent of Class: 9.3%
                  (c)      (i)      Sole Voting Power: 596,676 shares
                           (ii)     Shared Voting Power: 0 shares
                           (iii)    Sole Dispositive Power: 589,389 shares
                           (iv)     Shared Dispositive Power: 0 shares

                  Fetu Holdings Ltd.:
                  (a)      Amount Beneficially Owned: 1,075,667 shares
                  (b)      Percent of Class: 9.3%
                  (c)      (i)      Sole Voting Power: 307,562 shares
                           (ii)     Shared Voting Power: 0 shares
                           (iii)    Sole Dispositive Power: 307,562 shares
                           (iv)     Shared Dispositive Power: 0 shares

                  TK Holdings Ltd.:
                  (a)      Amount Beneficially Owned: 1,075,667 shares
                  (b)      Percent of Class: 9.3%
                  (c)      (i)      Sole Voting Power: 43,750 shares
                           (ii)     Shared Voting Power: 0 shares
                           (iii)    Sole Dispositive Power: 43,750 shares
                           (iv)     Shared Dispositive Power: 0 shares

                  VC Advantage Limited Partnership:
                  (a)      Amount Beneficially Owned: 1,075,667 shares
                  (b)      Percent of Class: 9.3%
                  (c)      (i)      Sole Voting Power: 62,500 shares
                           (ii)     Shared Voting Power: 0 shares
                           (iii)    Sole Dispositive Power: 62,500 shares
                           (iv)     Shared Dispositive Power: 0 shares

                  VMH International Ltd.:
                  (a)      Amount Beneficially Owned: 1,075,667 shares
                  (b)      Percent of Class: 9.3%
                  (c)      (i)      Sole Voting Power: 25,000 shares
                           (ii)     Shared Voting Power: 596,676 shares
                           (iii)    Sole Dispositive Power: 25,000 shares
                           (iv)     Shared Dispositive Power: 596,676 shares

                  Gregg Badger.:
                  (a)      Amount Beneficially Owned: 1,075,667 shares
                  (b)      Percent of Class: 9.3%
                  (c)      (i)      Sole Voting Power: 25,000 shares
                           (ii)     Shared Voting Power: 0 shares
                           (iii)    Sole Dispositive Power: 25,000 shares
                           (iv)     Shared Dispositive Power: 0 shares

Two executive officers of Thomson Kernaghan & Co. Limited ("Thomson Kernaghan") also are executive officers of the general partner of VC Advantage Limited Partnership ("VC Advantage"), and are executive officers of VMH International Ltd. ("VMH"), which is the general partner of CALP II Limited Partnership ("CALP II"). An executive officer of Thomson Kernaghan has signing authority for Fetu Holdings, Ltd. ("Fetu"). TK Holdings Ltd. ("TKH") is the parent of Thomson Kernaghan. Gregg. Badger is an officer and Director of Thomson Kernaghan. Accordingly, Thomson Kernaghan, VC Advantage, CALP II, Fetu, TKH, VMH and Mr. Badger may be considered a group that beneficially owns all of the shares beneficially owned by any of them. Under an agreement with the Issuer (the "Conversion Cap Agreement"), Thomson Kernaghan, VC Advantage, CALP II, Fetu, TKH, VMH and Mr. Badger agreed not to have the right the right or power, directly or indirectly, either alone or in concert with others, to (i) convert any security of the Issuer into Common Stock, or (ii) exercise or exchange any security of the Issuer for Common Stock, or (iii) exercise any other right or power to acquire Common Stock if, after having given effect to the exercise of that right or power, considered as a group, they shall be or shall be deemed to beneficially own (as defined in Rule 13d-3 under the Exchange Act) more than 4.99% of the then outstanding Common Stock.

Item 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not applicable.

Item 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not applicable.

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

Item 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable.

Item 9            NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable.

Item 10           CERTIFICATION:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participation in any transaction having that purpose or effect.

                                   SIGNATURES

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated November 3, 2000

                                  CALP II LIMITED PARTNERSHIP
                                  By VMH International Ltd.


                                  By /s/ MARK E. VALENTINE
                                     -------------------------------------------
                                            Mark E. Valentine, President


                                  FETU HOLDINGS LTD.


                                  By /s/ MARK E. VALENTINE
                                     -------------------------------------------
                                                  Mark E. Valentine


                                  TK HOLDINGS LTD.


                                  By /s/ MARK E. VALENTINE
                                     -------------------------------------------


                                  VC ADVANTAGE LIMITED PARTNERSHIP
                                  By VC Advantage Limited, General Partner,


                                  By /s/ MARK E. VALENTINE
                                     -------------------------------------------
                                            Mark E. Valentine, President


                                  VMH INTERNATIONAL LTD.


                                  By /s/ MARK E. VALENTINE
                                     -------------------------------------------
                                            Mark E. Valentine, President


                                                 /s/ GREGG BADGER
                                  ----------------------------------------------
                                                     Gregg Badger


Exhibit: Agreement for Joint Filing Pursuant to Rule 13d-1(k)(1) under the Securities Act of 1934